Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS RECORD QUARTERLY INCOME OF $1.3 MILLION

FORT WAYNE, INDIANA – OCTOBER 27, 2011 –Tower Financial Corporation (NASDAQ: TOFC) reported record quarterly net income of $1.3 million or $0.27 per diluted share for the third quarter of 2011, compared with net income of $1.0 million, or $0.23 per diluted share, reported for the third quarter 2010.  Year to date earnings through the first nine months of 2011 were $3.2 million, or $0.66 per diluted share, compared to $2.3 million, or $0.51 per diluted share for the first nine months of 2010.

Our third quarter highlights include:

•	Second consecutive quarter of record net income and seventh consecutive quarter of earnings.

•
Record “Core” quarterly earnings of $2.5 million, compared to $2.3 million for the second quarter 2011.  We define core earnings as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and OREO (“other real estate owned”) related expenses).

•
Our Capital ratios continue to increase and remain well above the regulatory standards necessary to be considered “well-capitalized.” As of September 30, 2011, our leverage ratio was 11.1 percent and our Total Risked Based Capital ratio was 15.3 percent, compared to regulatory requirements of 5.0 percent and 10.0 percent, respectively.

•
Decreased Non-performing assets (NPA’s) by $813,000. NPA’s were 2.56 percent of total assets at September 30, 2011 compared to 2.68 percent and 4.22 percent at September 30, 2011 and December 31, 2010, respectively. Classified assets were $35.5 million at September 30, 2011, a decrease of $6.1 million, or 17.3 percent from the second quarter of 2011.

•
Recorded $331,000 of pre-tax gains on sales of investment securities through restructuring opportunities within the market allowing us to monetize some gains and reinvest the proceeds with minimal impact to the portfolio yield.

“We are extremely pleased with our progress in continuing to deliver increased profitability to our shareholders, while maintaining our high level of customer service.  This has enabled us in 2011 to produce our two highest quarterly earnings periods in the Company’s history. “,said Mike Cahill, President and CEO. “We are also pleased that we have continued to increase our capital, which will provide significant resources to fund future growth, either internally or through acquisition, when the economy picks up and opportunities present themselves.  I am extremely thankful for the dedicated and talented team members who have been instrumental in Tower’s significant turnaround during a very difficult banking and economic environment.”

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for Tier 1 capital and 10 percent for Total risk-based capital.  Tier 1 capital at September 30, 2011, increased to 14.0 percent, compared to 13.1 percent at December 31, 2010 and 12.7 percent at September 30, 2010.  Total risk-based capital at September 30, 2011, increased to 15.3 percent, compared to 14.3 percent at December 31, 2010 and 14.0 percent at September 30, 2010.  Leverage capital grew to 11.1 percent at September 30, 2011, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of September 30, 2011 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements ($000's omitted)	Regulatory Minimum (Well-Capitalized)	Tower 9/30/11	Excess
Tier 1 Capital / Risk Assets	$31,150	$72,823	$41,673

Total Risk Based Capital / Risk Assets	$51,918	$79,361	$27,443

Tier 1 Capital / Average Assets (Leverage)	$32,820	$72,823	$40,003

Minimum Percentage Requirements	Regulatory Minimum (Well-Capitalized)	Tower 9/30/11
Tier 1 Capital / Risk Assets	6% or more	14.02%

Total Risk Based Capital / Risk Assets	10% or more	15.28%

Tier 1 Capital / Quarterly Average Assets	5% or more	11.09%

Asset Quality
Nonperforming assets plus delinquencies were $16.9 million, or 2.6 percent of total assets as of September 30, 2011. This compares with $ 17.7 million, or 2.7 percent of total assets at September 30, 2011 and $27.8 million, or 4.2 percent of total assets at December 31, 2010.  Net charge-offs were $2.9 million for the third quarter 2011, or 2.4 percent of average loan outstandings for the quarter.  This compares to net charge-offs of $1.0 million, or 0.8 percent of average loans for the second quarter 2011 and $2.2 million, or 1.7 percent of average loans for the third quarter of 2010.  Of the $2.9 million in net charge-offs recorded during the third quarter, $2.5 million related to one large loan relationship.  Loan loss provision through September 30, 2011 was $3.2 million compared to $3.9 million for the first nine months of 2010.

The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Non-Accrual loans
Commercial	5,978	5,983	7,338	6,155	6,361	4,055
Acquisition & Development	2,464	1,802	3,305	3,489	1,918	3,497
Commercial Real Estate	1,078	1,233	1,443	2,452	1,396	1,799
Residential Real Estate	393	645	652	843	1,093	1,063
Total Non-accrual loans	9,913	9,663	12,738	12,939	10,768	10,414
Trouble-debt restructered (TDR)	1,810	1,822	2,119	7,502	1,761	1,862
OREO	3,827	3,729	4,741	4,284	3,843	6,186
Deliquencies greater than 90 days	1,028	2,123	2,873	2,688	3,175	2,185
Impaired Securities	332	386	402	422	437	489

Total Non-Performing Assets	16,910	17,723	22,873	27,835	19,984	21,136

Allowance for Loan Losses (ALLL)	10,065	12,017	11,908	12,489	12,016	12,718

ALLL / Non-accrual loans	101.5%	124.4%	93.5%	96.5%	111.6%	122.1%

Classified Assets	35,475	41,598	46,027	50,115	51,409	55,688

The non-performing troubled-debt restructured (“TDR”) category consists of two loan relationships. These two relationships are separate parts of a larger land development project.  Due to the project being primarily collateral dependent with limited activity in the last year, we renewed the matured notes and allowed a period of several months to pay interest only.

Delinquencies greater than 90 days have decreased by $1.1 million from the second quarter 2011.  The decrease is due to the payoff of an accruing $1.8 million loan that was discussed in previous press releases.  The category consists of two commercial real estate loans totaling $435,000, four residential first mortgages totaling $221,000, and several consumer loans totaling $371,000.

Our non-accrual commercial and industrial loan category remained the same during the third quarter.  One new relationship was added in the amount of $980,000, which was offset by a large payment to reduce the outstanding balance of an existing relationship by $471,000 and another relationship in the amount of $488,000 was moved to other real estate owned (“OREO”).  As of September 30, 2011, there were eleven relationships within this category, with four relationships comprising 58.1 percent of the total.

Our non-accrual commercial real estate category decreased by $155,000 during the third quarter due to adding a new relationship in the amount of $230,000, offset by a pay-off on another relationship in the amount of $383,000.  As of September 30, 2011, the category comprised of four relationships.

Our non-accrual acquisition and development category increased by $662,000, or 36.7 percent during the third quarter. The increase was the result of moving one large loan, totaling $1.5 million, to non-accrual status this quarter.  This loan was originally $4.0 million, however a settlement was negotiated during the quarter and a charge-down of $2.5 million was recorded as part of this settlement.  The proceeds on the remaining balance were collected in mid-October 2011, reducing the balance in the category to $1.0 million.  Offsetting this increase was a reduction of $551,000 due to taking another property into other real estate owned.  The remaining balance is made up of two relationships.

Our non-accrual residential category decreased by 39.1 percent, or $252,000 during the quarter.  This was the net result of four loans being brought to resolution.  In total there are four relationships that currently comprise the balance in this category.

Classified assets are comprised of substandard and non-accrual loans, along with impaired investments and OREO.  Classified assets reached their peak at the end of the second quarter of 2009 at $63.0 million.  We have made steady progress to reduce these assets by $27.5 million, or 43.7 percent since that time.  As of September 30, 2011, classified assets totaled $35.5 million and comprised 44.3 percent of Tier 1 capital plus the Allowance for Loan Losses (“ALLL”).

The allowance for loan losses decreased $1.9 million during the third quarter of 2011 and was 2.14 percent of total loans at September 30, 2011, a decrease from 2.56 percent at December 31, 2010 and from 2.43 percent at September 30, 2010.  The allowance for loan losses has decreased by $2.4 million from December 31, 2010, as a result of loan provision of $3.2 million, offset by $5.6 million of net charge-offs. We continue to maintain an allowance for loan loss balance at more than 100% of our non-accrual loans.

Balance Sheet
Company assets were $659.7 million at September 30, 2011, a slight decrease of $200,000, or 0.03 percent from December 31, 2010.  While the decrease in total assets was minimal, total loans decreased by $16.0 million, or 3.3 percent.  The excess cash provided from this reduction was used to increase the long-term investment portfolio by $11.1 million and the purchase of $3.0 million in additional bank owned life insurance (“BOLI”).

Total loans at September 30, 2011 were $470.9 million, compared to $488.7 at September 30, 2011 and $486.9 million at December 31, 2010.  The year to date decrease in loans came primarily from the Commercial and Industrial portfolio, which has declined by $13.0 million.  Home equity loans have decreased by $3.5 million, Consumer loans have decreased by $1.9 million, and Commercial Real Estate loans have decreased by $500,000.  These loan decreases are offset by growth of $2.9 million in our Residential Mortgage portfolio.  While quality new loan opportunities remain difficult to find, the majority of our decrease in the overall portfolio has been purposeful as we continue to work diligently at improving our asset quality, as reflected in the $13.3 million reduction in “classified loans” during the first nine months of 2011.

Long term investments at September 30, 2011 were $121.3 million, an increase of $364,000 from September 30, 2011 and an increase of $11.1 million from December 31, 2010.   Sales within the investment portfolio generated $331,000 of income during the third quarter.  Long-term investment now comprise 18.4 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at September 30, 2011 were $565.9 million compared to $547.9 million at September 30, 2011 and $576.4 million at December 31, 2010.  The year to date decrease in deposits has come almost entirely in our in-market certificates of deposit products and money market accounts.  In-market certificates of deposit have decreased by $19.5 million during the first nine months of 2011, while money market accounts have decreased by $5.9 million.  These decreases have been offset by increases of $7.9 million in interest-bearing checking accounts, $6.3 million in brokered certificates of deposits, and $1.1 million in non-interest bearing checking accounts.  The large decrease in certificates of deposit is a reflection of the low interest rate environment.  Core deposits at September 30, 2011 were $423.5 million and comprised 74.8 percent of total deposits.  Our cost of interest-bearing deposits was 1.09 percent for the third quarter 2011, a reduction from the 1.15 percent posted for the second quarter 2011.

Borrowings were $29.5 million at September 30, 2011 and were comprised of $17.5 million in Trust Preferred debt and $12.0 million in fixed term borrowings from the FHLB.

Shareholders' equity was $58.1 million at September 30, 2011, an increase of 3.8 percent from the $56.0 million reported at September 30, 2011 and an increase of 9.3 percent from the $53.1 million reported at December 31, 2010.  Affecting the year to date increase in stockholders’ equity was net income of $3.2 million, $35,000 of additional paid in capital from the accounting treatment for stock options, and an increase of $1.7 million in unrealized gains, net of tax, on securities available for sale.  Current common shares outstanding are 4,852,761.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $8.1 million for the third quarter 2011, an increase of $263,000 from the second quarter 2011 and a decrease of $181,000 from the third quarter 2010.  Third quarter 2011 net interest income was $5.7 million a slight decrease of $37,000, or 0.7 percent from the second quarter 2011 and an increase of $104,000, or 1.9 percent compared to the third quarter 2010.  The small decrease from the second quarter 2011 was attributable to a decrease of $4.7 million in average earnings assets and a three basis point decrease in our net interest margin.  Our net interest margin for the third quarter was 3.80 percent, compared to 3.83 percent for both the first and second quarters of 2011.  The decrease in our net interest margin related primarily to a decrease in our earning asset yield of eight basis points, which was 4.80 percent for the third quarter compared to 4.88 percent for the second quarter.  We are experiencing a decrease in the overall yield of our investment portfolio due to the low interest rate environment as we reinvest cash flows and maturities from the existing portfolio.  The decrease in our earning asset yield was offset by a decrease in our cost of funds of four basis points.  Cost of funds was 1.22 percent for the third quarter 2011 compared to 1.26 percent for the second quarter 2011.   Our cost of funds has decreased 0.28 percent compared to the third quarter of 2010.

Non-interest income was $2.4 million for the third quarter 2011, which represented 28.8 percent of total revenue.  This is an increase of $300,000 from the second quarter 2011 and a decrease of $285,000 from the second quarter of 2010.  The increase from the second quarter came primarily from an increase in Mortgage Banking income, which increased by 231.5 percent to $530,000 for the third quarter.  $230,000 of this increase relates to the accounting treatment for the fair value of rate locks on mortgage loans originated for sale that have not yet closed.  The remainder of the increase comes from an increase in financing volume generated from the low interest rate environment.  The increase was offset by a slight decrease in trust fees of $15,000, and a charge of $23,000 for Other Than Temporary Impairment (“OTTI”) on an investment security.  The decrease from the third quarter 2010 related primarily to gains on security sales, which were $892,000 for the third quarter 2010 compared to $331,000 for the third quarter 2010.   Trust fees also declined from the third quarter of 2011 due to a decline in assets under management caused by the downturn in the stock market.  All other fee categories remain relatively flat quarter over quarter.

Non-interest expenses were $5.4 million, an increase of $115,000 from the second quarter 2011 and an increase of $58,000 from the third quarter of 2010. The primary cause of the increase from the second quarter was a one-time extraordinary loss of $113,000 and an increase in Other Real Estate Owned (“OREO”) expenses of $115,000.  These one-time costs were offset by a reduction in FDIC premiums of $88,000.   All other expense categories remained relatively flat quarter over quarter.  We expect normal operating expenses to remain relatively flat over the remainder of the year.  While the increase from the third quarter 2010 was minimal, we experienced a reduction in FDIC premiums of $279,000, which was offset by an increase in employment related expenses.  The increase in employment expenses relates to annual salary increases, the addition of ten new team members, and the costs associated with our annual incentive programs.  The increase due to the incentive programs is $158,000, of which $122,000 relates to one-time programs for 2011 only.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 48 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforcement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At September 30, 2011 and December 31, 2010
	(unaudited)
	September	December 31
	2011	2010
ASSETS
Cash and due from banks	$25,612,611	$24,717,935
Short-term investments and interest-earning deposits	326,697	3,313,006
Federal funds sold	2,711,643	1,648,441
Total cash and cash equivalents	28,650,951	29,679,382

Interest bearing deposits	450,000	996,000
Securities available for sale, at fair value	121,253,034	110,108,656
FHLBI and FRB stock	3,807,700	4,075,100
Loans Held for Sale	2,865,743	2,140,872

Loans	470,876,563	486,914,115
Allowance for loan losses	(10,065,209)	(12,489,400)
Net loans	460,811,354	474,424,715

Premises and equipment, net	8,587,357	8,329,718
Accrued interest receivable	2,353,848	2,391,953
Bank Owned Life Insurance	16,937,830	13,516,789
Other Real Estate Owned	3,826,744	4,284,263
Prepaid FDIC Insurance	1,790,244	2,864,527
Other assets	8,390,045	7,116,280

Total assets	$659,724,850	$659,928,255

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$93,966,022	$92,872,957
Interest-bearing	471,970,837	483,483,179
Total deposits	565,936,859	576,356,136

Fed Funds Purchased	-	-
Federal Home Loan Bank advances	12,000,000	7,500,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	1,947,045	1,415,713
Other liabilities	4,243,369	4,000,654
Total liabilities	601,654,273	606,799,503

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding	-	757,213
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,917,761 and 4,789,023 shares issued at September 30, 2011and December 31, 2010, respectively; and 4,852,761 and 4,724,023 shares outstanding at September 30, 2011 and December 31, 2010, respectively	44,532,550	43,740,155
Treasury stock, at cost, 65,000 shares at September 30, 2011 and
December 31, 2010	(884,376)	(884,376)
Retained earnings	11,647,636	8,450,579
Accumulated other comprehensive income (loss), net of tax of $1,429,425 at September 30, 2011 and $548,730 at December 31, 2010	2,774,767	1,065,181
Total stockholders' equity	58,070,577	53,128,752

Total liabilities and stockholders' equity	$659,724,850	$659,928,255

Tower Financial Corporation
Consolidated Statements of Operations
For the three and nine months ended September 30, 2011 and 2010
(unaudited)
	For the Three Months Ended		For the Nine Months ended
	September 30		September 30
	2011	2010	2011	2010
Interest income:
Loans, including fees	$6,272,290	$6,670,537	$18,838,107	$20,380,441
Securities - taxable	537,817	593,720	1,757,277	1,895,634
Securities - tax exempt	426,458	270,444	1,231,598	770,218
Other interest income	4,651	6,183	25,605	18,553
Total interest income	7,241,216	7,540,884	21,852,587	23,064,846
Interest expense:
Deposits	1,302,033	1,577,115	4,013,978	5,064,385
Fed Funds Purchased	227	19	612	130
FHLB advances	50,376	84,142	185,212	396,854
Trust preferred securities	204,540	299,310	605,107	862,607
Total interest expense	1,557,176	1,960,586	4,804,909	6,323,976

Net interest income	5,684,040	5,580,298	17,047,678	16,740,870
Provision for loan losses	900,000	1,500,000	3,245,000	3,940,000

Net interest income after provision for loan losses	4,784,040	4,080,298	13,802,678	12,800,870

Noninterest income:
Trust and brokerage fees	803,317	892,396	2,505,701	2,665,043
Service charges	262,668	274,165	813,292	844,604
Mortgage banking income	530,391	254,673	798,774	519,996
Gain/(Loss) on sale of securities	331,248	892,059	776,753	934,607
Net debit card interchange income	161,517	107,615	453,674	308,100
Bank owned life insurance income	146,711	119,406	421,042	352,815
Impairment on AFS securities	(22,758)	(5,266)	(149,045)	(30,134)
Other fees	159,181	121,852	471,545	393,712
Total noninterest income	2,372,275	2,656,900	6,091,736	5,988,743

Noninterest expense:
Salaries and benefits	2,785,886	2,408,059	8,039,152	7,069,110
Occupancy and equipment	608,867	630,149	1,817,907	1,889,651
Marketing	107,450	126,087	331,738	367,754
Data processing	311,439	333,215	1,012,142	758,427
Loan and professional costs	459,979	358,444	1,241,634	1,217,881
Office supplies and postage	57,505	58,456	170,017	192,748
Courier service	56,097	55,410	166,926	166,534
Business Development	99,801	99,240	326,428	278,080
Communication Expense	50,422	45,236	143,389	140,097
FDIC Insurance Premiums	261,642	540,974	1,118,413	1,533,646
OREO Expenses	280,690	409,254	638,133	1,410,570
Other expense	328,092	285,585	786,969	873,113
Total noninterest expense	5,407,870	5,350,109	15,792,848	15,897,611

Income/(loss) before income taxes/(benefit)	1,748,445	1,387,089	4,101,566	2,892,002
Income taxes expense/(benefit)	423,860	342,023	904,509	611,810

Net income/(loss)	$1,324,585	$1,045,066	$3,197,057	$2,280,192
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,324,585	$1,045,066	$3,197,057	$2,280,192

Basic earnings/(loss) per common share	$0.27	$0.24	$0.66	$0.54
Diluted earnings/(loss) per common share	$0.27	$0.23	$0.66	$0.51
Average common shares outstanding	4,852,761	4,427,370	4,814,746	4,203,979
Average common shares and dilutive potential common shares outstanding	4,852,761	4,588,714	4,852,852	4,459,894

Total Shares outstanding at end of period	4,852,761	4,714,887	4,852,761	4,714,887
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

	Quarterly									Year-To-Date
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
($ in thousands except for share data)	2011	2011	2011	2010	2010	2010	2010	2009	2009	2011	2010

EARNINGS
Net interest income	$5,684	5,721	5,643	5,521	5,580	5,597	5,563	5,381	5,077	17,048	16,740
Provision for loan loss	$900	1,125	1,220	805	1,500	1,100	1,340	1,230	1,995	3,245	3,940
NonInterest income	$2,372	2,072	1,647	1,825	2,657	1,734	1,598	1,490	1,210	6,091	5,989
NonInterest expense	$5,408	5,292	5,093	5,345	5,350	5,642	4,905	6,079	5,468	15,793	15,897
Net income/(loss)	$1,325	1,090	783	884	1,045	514	721	(1,202)	(721)	3,198	2,280
Basic earnings per share	$0.27	0.23	0.16	0.19	0.24	0.13	0.18	(0.29)	(0.18)	0.66	0.55
Diluted earnings per share	$0.27	0.22	0.16	0.18	0.22	0.12	0.17	(0.29)	(0.18)	0.66	0.51
Average shares outstanding	4,852,761	4,835,510	4,754,892	4,720,159	4,427,370	4,090,432	4,090,432	4,090,432	4,090,432	4,814,746	4,203,979
Average diluted shares outstanding	4,852,761	4,853,035	4,852,759	4,852,759	4,669,965	4,394,419	4,394,419	4,090,432	4,090,432	4,852,852	4,459,894

PERFORMANCE RATIOS
Return on average assets *	0.80%	0.66%	0.48%	0.53%	0.63%	0.31%	0.43%	-0.70%	-0.42%	0.65%	0.46%
Return on average common equity *	9.24%	7.92%	5.92%	6.56%	8.17%	4.26%	6.17%	-9.83%	-6.13%	7.74%	6.24%
Net interest margin (fully-tax equivalent) *	3.80%	3.83%	3.83%	3.72%	3.69%	3.72%	3.66%	3.47%	3.24%	3.82%	3.69%
Efficiency ratio	67.13%	67.91%	69.85%	72.76%	64.95%	76.96%	68.50%	88.47%	86.97%	68.25%	69.94%
Full-time equivalent employees	158.50	157.00	150.75	150.75	149.25	145.75	150.25	146.25	159.25	158.50	149.25

CAPITAL
Equity to assets	8.80%	8.47%	8.19%	8.05%	8.09%	7.44%	7.12%	6.90%	7.14%	8.80%	8.09%
Regulatory leverage ratio	11.09%	10.82%	10.59%	10.55%	10.35%	9.50%	9.20%	9.05%	9.04%	11.09%	10.35%
Tier 1 capital ratio	14.02%	13.66%	13.27%	13.10%	12.73%	11.62%	11.14%	10.90%	11.00%	14.02%	12.73%
Total risk-based capital ratio	15.28%	14.92%	14.53%	14.30%	13.98%	13.11%	12.66%	12.46%	12.53%	15.28%	13.98%
Book value per share	$11.97	11.54	11.11	11.09	11.15	11.53	11.30	11.04	11.87	11.97	11.15
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$2,852	1,015	1,802	332	2,202	531	789	4,537	2,045	5,669	3,522
Net charge-offs to average loans *	2.34%	0.84%	1.49%	0.27%	1.74%	0.41%	0.61%	3.38%	1.49%	1.56%	0.91%
Allowance for loan losses	$10,065	12,017	11,908	12,489	12,016	12,718	12,150	11,598	14,905	10,065	12,016
Allowance for loan losses to total loans	2.14%	2.46%	2.43%	2.56%	2.43%	2.50%	2.32%	2.20%	2.78%	2.14%	2.43%
Other real estate owned (OREO)	$3,827	3,729	4,741	4,284	3,843	6,477	4,443	4,634	3,990	3,827	3,843
Non-accrual Loans	$9,913	9,663	12,738	12,939	10,768	10,360	13,974	13,466	20,219	3,827	10,768
90+ Day delinquencies	$1,028	2,123	2,873	2,688	3,175	2,213	3,223	561	1,477	9,913	3,175
Restructured Loans	$1,810	1,822	2,120	7,502	1,761	1,862	1,997	1,915	163	1,810	1,761
Total Nonperforming Loans	12,751	13,608	17,731	23,129	15,704	14,435	19,194	15,942	21,859	12,751	15,704
Impaired Securities (Market Value)	332	386	402	422	437	489	440	479	779	332	437
Total Nonperforming Assets	16,910	17,723	22,874	27,835	19,984	21,401	24,077	21,055	26,628	16,910	19,984
NPLs to Total loans	2.71%	2.78%	3.62%	4.75%	3.17%	2.83%	3.67%	3.02%	4.08%	2.71%	3.17%
NPAs (w/o 90+) to Total assets	2.41%	2.36%	3.01%	3.81%	2.55%	2.91%	3.09%	3.01%	3.70%	2.41%	2.55%
NPAs+90 to Total assets	2.56%	2.68%	3.44%	4.22%	3.03%	3.25%	3.57%	3.10%	3.92%	2.56%	3.03%

END OF PERIOD BALANCES
Total assets	$659,725	661,015	664,117	659,928	660,141	658,327	674,152	680,159	679,394	659,725	660,141
Total earning assets	$601,841	621,981	621,273	609,196	613,286	611,996	626,197	629,904	633,742	601,841	613,286
Total loans	$470,877	488,694	489,250	486,914	494,818	509,656	523,437	527,333	536,074	470,877	494,818
Total deposits	$565,937	547,896	575,525	576,356	577,094	564,988	559,291	568,380	592,731	565,937	577,094
Stockholders' equity	$58,071	56,015	54,413	53,129	53,382	48,950	48,002	46,936	48,541	58,071	53,382

AVERAGE BALANCES
Total assets	$656,408	660,860	664,564	657,397	658,898	663,825	677,967	678,445	686,752	660,611	666,897
Total earning assets	$616,024	620,723	618,266	605,306	614,742	617,060	629,582	628,983	636,503	618,338	620,461
Total loans	$483,442	486,360	489,999	485,125	503,334	514,962	526,814	532,627	542,921	486,600	515,037
Total deposits	$559,615	558,198	577,654	574,072	561,966	569,759	564,238	581,018	597,792	565,156	565,321
Stockholders' equity	$56,914	55,213	53,662	53,438	50,744	48,404	47,421	48,507	46,678	55,263	48,856

* annualized for quarterly data